Eastman Announces Second-Quarter 2017 Financial Results

KINGSPORT, Tenn., July 27, 2017 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $2.00 per diluted share for second quarter 2017 versus $1.71 per diluted share for second quarter 2016. Adjusted earnings were $1.98 per diluted share for second quarter 2017 versus $1.68 per diluted share for second quarter 2016. For detail of the adjustments and reconciliation to reported company and segment earnings for all periods presented, see Tables 3A and 4A.

“We delivered 18 percent year-over-year growth in adjusted EPS demonstrating the robustness of our portfolio, the strength of our transformation and the value of our integration,” said Mark Costa, Board Chair and CEO. “Our innovation-led strategy resulted in strong revenue growth driven by continued volume growth in our specialty businesses, and we increased selling prices in our intermediates business. We continue to demonstrate the strength of our portfolio in this slow growth global economy, and remain confident in the sustainability of our strong cash flows.”

(In millions, except per share amounts)	2Q2017	2Q2016
Sales revenue	$2,419	$2,297
Operating earnings	$420	$376
Earnings per diluted share	$2.00	$1.71
Adjusted earnings per diluted share*	$1.98	$1.68
Net cash provided by operating activities	$431	$494

*For adjusted provision for income taxes in 2Q 2017 and reconciliation to reported company earnings, see Table 4A.

Segment Results 2Q 2017 versus 2Q 2016

Additives & Functional Products - Sales revenue increased due to higher sales volume and higher selling prices for most product lines. Operating earnings declined as higher raw material and energy costs more than offset the impact of higher sales volume and higher selling prices.

Advanced Materials - Sales revenue increased due to higher sales volume across the segment, including premium products such as Eastman TritanTM copolyester, Saflex® acoustic interlayers, and performance films. Operating earnings increased primarily due to higher sales volume and fixed cost leverage, partially offset by higher raw material and energy costs.

Chemical Intermediates - Sales revenue increased due to higher selling prices attributed to higher raw material prices and continued improvement in competitive conditions. Operating earnings increased primarily due to higher selling prices, lower commodity hedge levels, and lower scheduled maintenance costs, partially offset by higher raw material and energy costs.

Fibers - Sales revenue decreased primarily due to lower selling prices, particularly for acetate tow, attributed to lower industry capacity utilization rates. Operating earnings declined due to lower selling prices, partially offset by lower operating costs resulting from recent actions.

Cash Flow

Eastman generated $431 million in cash from operating activities during second quarter 2017, primarily due to strong net earnings partially offset by increased working capital. Share repurchases totaled $100 million in second quarter 2017. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares.

Outlook

Commenting on the outlook for full-year 2017, Costa said: “During the first half of the year, we delivered strong EPS growth, and we expect our innovative, high margin products to continue to drive compelling growth in what remains an uncertain global business environment. Disciplined cost management and capital allocation are also expected to continue contributing to earnings growth, helping to offset challenges in Fibers and ethylene prices. Given the strength of our first half results and our confidence in the actions we are taking to deliver growth despite the challenges we face, our expectations for adjusted 2017 EPS growth have improved to 10-12 percent compared with 2016 versus the previous 8-12 percent.”

The full-year 2017 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining six months of 2017 and assumes that the adjusted tax rate detailed in Tables 4A and 4B for first six months 2017 will be the actual rate for full-year 2017. Our 2017 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2017 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2017. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2017 available, and the Form 10-Q to be filed for second quarter 2017 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 28, 2017 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-325-2213, passcode number 7395643. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, July 28 to 11:00 a.m. ET, August 7 at 888-203-1112 or 719-457-0820, passcode 7395643.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2016 revenues of approximately $9.0 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 27, 2017

For Eastman Chemical Company Second Quarter 2017 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2017	2016	2017	2016
Sales	$2,419	$2,297	$4,722	$4,533
Cost of sales	1,768	1,692	3,446	3,294
Gross profit	651	605	1,276	1,239
Selling, general and administrative expenses	176	174	350	357
Research and development expenses	55	55	109	109
Asset impairments and restructuring gains, net	—	—	—	(2)
Operating earnings	420	376	817	775
Net interest expense	61	63	121	127
Early debt extinguishment and other related costs	—	9	—	9
Other (income) charges, net (1)	—	(20)	(4)	(8)
Earnings before income taxes	359	324	700	647
Provision for income taxes	65	67	127	139
Net earnings	294	257	573	508
Less: net earnings attributable to noncontrolling interest	2	2	3	2
Net earnings attributable to Eastman	$292	$255	$570	$506

Basic earnings per share attributable to Eastman	$2.01	$1.73	$3.91	$3.43
Diluted earnings per share attributable to Eastman	$2.00	$1.71	$3.89	$3.40

Shares (in millions) outstanding at end of period	144.9	147.7	144.9	147.7
Shares (in millions) used for earnings per share calculation
Basic	145.3	147.8	145.7	147.8
Diluted	146.4	148.9	146.8	148.9

(1)
Second quarter and first six months 2016 other (income) charges, net included a gain of $17 million from the sale of the Company's interest in the Primester joint venture equity investment. First six months 2016 other (income) charges, net also included $5 million cost of disposition of claims against operations that were discontinued by Solutia prior to the Company's acquisition of Solutia in 2012.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Sales by Segment
Additives & Functional Products	$830	$770	$1,603	$1,507
Advanced Materials	657	646	1,291	1,235
Chemical Intermediates	703	633	1,373	1,253
Fibers	215	234	428	514
Total Sales by Segment	2,405	2,283	4,695	4,509
Other	14	14	27	24
Total Eastman Chemical Company	$2,419	$2,297	$4,722	$4,533

Table 2B – Sales Revenue Change

	Second Quarter 2017 Compared to Second Quarter 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	8%	7%	2%	(1)%
Advanced Materials	2%	3%	—%	(1)%
Chemical Intermediates	11%	(1)%	13%	(1)%
Fibers	(8)%	2%	(10)%	—%

Total Eastman Chemical Company	5%	3%	3%	(1)%

	First Six Months 2017 Compared to First Six Months 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	6%	7%	—%	(1)%
Advanced Materials	5%	6%	—%	(1)%
Chemical Intermediates	10%	(1)%	11%	—%
Fibers	(17)%	(7)%	(10)%	—%

Total Eastman Chemical Company	4%	3%	2%	(1)%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Sales by Customer Location
United States and Canada	$1,088	$1,030	$2,154	$2,036
Asia Pacific	581	530	1,093	1,025
Europe, Middle East, and Africa	624	603	1,224	1,215
Latin America	126	134	251	257
Total Eastman Chemical Company	$2,419	$2,297	$4,722	$4,533

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations(1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Additives & Functional Products
Operating earnings	$159	$168	$311	$321
Asset impairments and restructuring gains, net	—	—	—	(2)
Excluding non-core item	159	168	311	319
Advanced Materials
Operating earnings	137	132	258	240
Chemical Intermediates
Operating earnings	83	15	165	82
Fibers
Operating earnings	55	72	107	158
Other
Operating loss	(14)	(11)	(24)	(26)
Acquisition integration and transaction costs	—	—	—	9
Excluding non-core items	(14)	(11)	(24)	(17)

Total Eastman Chemical Company
Operating earnings	420	376	817	775
Acquisition integration and transaction costs	—	—	—	9
Asset impairments and restructuring gains, net	—	—	—	(2)
Total operating earnings excluding non-core items	$420	$376	$817	$782

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$420	$376	$817	$775
Selling, general and administrative expenses	—	—	—	9
Asset impairment and restructuring gains, net	—	—	—	(2)
Total operating earnings excluding non-core items	$420	$376	$817	$782

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for first quarter 2016 for descriptions of first quarter 2016 non-core items.

Table 3B - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Additives & Functional Products	$159	$168	$311	$319
Advanced Materials	137	132	258	240
Chemical Intermediates	83	15	165	82
Fibers	55	72	107	158
Total segment operating earnings excluding non-core items	$434	$387	$841	$799
Total Other	(14)	(11)	(24)	(17)
Total operating earnings excluding non-core items	$420	$376	$817	$782

(1)	For identification of excluded non-core items and reconciliations to GAAP operating earnings, see Table 3A.

Table 4A – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations

Adjusted Provision for Income Taxes and Tax Rate

In first quarter 2017, the Company began disclosing non-GAAP earnings with an adjusted effective tax rate and a resulting adjusted provision for income taxes using the Company's current forecasted tax rate for the full year. The adjusted effective tax rate and resulting adjusted provision for income taxes are equal to the Company's projected annual effective tax rate and provision for income taxes on earnings excluding any non-core items for completed periods. The Company did not forecast a full year effective tax rate or provision for income taxes on this basis in prior periods, and accordingly is not presenting an adjusted effective tax rate or provision for income taxes for periods prior to first quarter 2017.

	Second Quarter 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Non-core Items	Adjustment to Effective Tax Rate and Provision for Income Taxes (1)	Non-GAAP (with Adjusted Provision for Income Taxes)
Earnings before income taxes	$359	—	—	$359
Provision for income taxes	$65	—	3	$68
Effective tax rate	18%	—	1%	19%
Net earnings attributable to Eastman	$292	—	—	$289
Net earnings attributable to Eastman, per diluted share	$2.00	—	—	$1.98

	Second Quarter 2016
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Non-core Items (2)	Effective Tax Rate and Provision for Income Taxes for Non-core Items (3)	Non-GAAP (Excluding Non-Core Items)
Early debt extinguishment and other related costs	$9	(9)	—	$—
Other (income) charges, net	$(20)	17	—	$(3)
Earnings before income taxes	$324	(8)	—	$316
Provision for income taxes	$67	—	(3)	$64
Effective tax rate	21%	—	(1)%	20%
Net earnings attributable to Eastman	$255	—	—	$250
Net earnings attributable to Eastman, per diluted share	$1.71	—	—	$1.68

(1)	Second quarter 2017 provision for income taxes was adjusted to reflect the current forecasted full year effective tax rate.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for second quarter 2016 for descriptions of second quarter 2016 non-core items.

(3)	Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 4A – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations (continued)

	First Six Months 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Asset Impairment and Restructuring Charges (Gains), Net	Acquisition Integration and Transaction Costs	Other Non-core Items	Adjustment to Effective Tax Rate and Provision for Income Taxes (1)	Non-GAAP (with Adjusted Provision for Income Taxes)
Earnings before income taxes	$700	—	—	—	—	$700
Provision for income taxes	$127	—	—	—	12	$139
Effective tax rate	18%	—	—	—	2%	20%
Net earnings attributable to Eastman	$570	—	—	—	—	$558
Net earnings attributable to Eastman, per diluted share	$3.89	—	—	—	—	$3.80

	First Six Months 2016
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Asset Impairment and Restructuring Charges (Gains), Net (2)	Acquisition Integration and Transaction Costs (2)	Other Non-core Items (2)	Effective Tax Rate and Provision for Income Taxes for Non-core Items (3)	Non-GAAP (Excluding Non-Core Items)
Operating earnings	$775	(2)	9	—	—	$782
Early debt extinguishment and other related costs	$9	—	—	(9)	—	$—
Other (income) charges, net	$(8)	—	—	12	—	$4
Earnings before income taxes	$647	(2)	9	(3)	—	$651
Provision for income taxes	$139	—	—	—	5	$144
Effective tax rate	22%	—	—	—	—%	22%
Net earnings attributable to Eastman	$506	—	—	—	—	$505
Net earnings attributable to Eastman, per diluted share	$3.40	—	—	—	—	$3.39

(1)	The adjusted provision for income taxes for first six months 2017 is calculated applying the current forecasted full year effective tax rate as shown in Table 4B.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for second quarter 2016 for descriptions of first six months quarter 2016 non-core items.

(3)	Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 4B - Adjusted Effective Tax Rate Calculation

First Six Months
2017
Effective tax rate	18%
Discrete tax items (1)	3%
Forecasted full year impact of expected tax events	(1)%
Forecasted full year effective tax rate	20%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First six months 2017 discrete tax items consist of planned amendments to and finalization of prior years' income tax returns.

Table 5A – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions)	2017	2016	2017	2016
Operating activities
Net earnings	$294	$257	$573	$508
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	147	144	292	291
Early debt extinguishment costs	—	9	—	9
Gain on sale of equity investment	—	(17)	—	(17)
Provision for deferred income taxes	5	38	36	47
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(17)	(7)	(166)	(151)
(Increase) decrease in inventories	(26)	43	(108)	41
Increase (decrease) in trade payables	(2)	(14)	(28)	(76)
Pension and other postretirement contributions (in excess of) less than expenses (1)	(20)	(28)	(56)	(51)
Variable compensation (in excess of) less than expenses	50	42	(34)	(67)
Other items, net	—	27	(26)	11
Net cash provided by operating activities	431	494	483	545
Investing activities
Additions to properties and equipment	(146)	(124)	(279)	(234)
Proceeds from sale of assets	—	35	1	41
Acquisitions, net of cash acquired	—	(1)	(4)	(22)
Other items, net	(1)	4	(1)	3
Net cash used in investing activities	(147)	(86)	(283)	(212)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(95)	(290)	(95)	(208)
Proceeds from borrowings	250	807	500	807
Repayment of borrowings	(250)	(797)	(250)	(807)
Dividends paid to stockholders	(74)	(68)	(149)	(136)
Treasury stock purchases	(100)	(25)	(175)	(45)
Dividends paid to noncontrolling interest	(1)	(4)	(1)	(4)
Proceeds from stock option exercises and other items, net	10	8	12	8
Net cash used in financing activities	(260)	(369)	(158)	(385)
Effect of exchange rate changes on cash and cash equivalents	1	(1)	(1)	(1)
Net change in cash and cash equivalents	25	38	41	(53)
Cash and cash equivalents at beginning of period	197	202	181	293
Cash and cash equivalents at end of period	$222	$240	$222	$240

(1)
Changes in pension and other postretirement benefit plans assets, liabilities, and accumulated other comprehensive income resulting primarily from net periodic benefit credits and costs, contributions, and currency remeasurement.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Net cash provided by operating activities	$431	$494	$483	$545
Less: Additions to properties and equipment	146	124	279	234
Free cash flow	$285	$370	$204	$311

Table 6A – Selected Balance Sheet Items

	June 30,	March 31,	December 31,
(Dollars in millions, unaudited)	2017	2017	2016
Cash and cash equivalents	$222	$197	$181
Total borrowings	6,881	6,883	6,594
Total Eastman stockholders' equity	4,812	4,651	4,532

Table 6B – Total Borrowings to Net Debt Reconciliations

	June 30,	March 31,	December 31,
(Dollars in millions, unaudited)	2017	2017	2016
Total borrowings	$6,881	$6,883	$6,594
Less: Cash and cash equivalents	222	197	181
Net debt	$6,659	$6,686	$6,413